EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact:

Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corporate Communications
(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS TO JOIN RUSSELL 3000 INDEX

LEXINGTON, MA, JUNE 22, 2006 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has been selected to join the Russell 3000® Index when Russell Investment Group reconstitutes its family of U.S. indexes on June 30, 2006, according to a preliminary list of additions posted on www.russell.com. Membership in the Russell 3000, which remains in place for one year, means Indevus will also be included in the small-cap Russell 2000® Index as well as the appropriate growth and style indexes.

“Indevus is pleased to be added to the Russell 3000,” stated Michael W. Rogers, executive vice president and chief financial officer of Indevus. “I believe our inclusion will further enhance our visibility in the investment community and is a reflection of the progress the Company has made over the past year in executing our strategy of becoming a leader in the fields of urology, gynecology and men’s health.”

Annual reconstitution of Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the Russell 1000 while the remaining 2,000 companies become the widely used Russell 2000.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology, gynecology and men’s health. The Company currently markets SANCTURA® for overactive bladder and DELATESTRYL® for the treatment of male hypogonadism. The Company has multiple compounds in clinical development, including SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for premature ejaculation and also stuttering, and aminocandin for systemic fungal infections.

About Russell Investment Group

Russell, a global leader in multi-manager investment services, provides investment products and services in 44 countries. Russell manages more than $167 billion in assets and advises clients worldwide representing $2.4 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo. For more information, go to www.russell.com.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.